Exhibit 10.121
RESTRICTED STOCK UNIT AWARD AGREEMENT
TO: «director»
     THIS AGREEMENT (the “Agreement”) is made effective as of «date» (the “Grant Date”), between Compuware Corporation, a Michigan corporation (the “Corporation”), and the individual whose name is set forth above, who is a Director of the Corporation (the “Recipient”). Capitalized terms not otherwise defined herein shall have the same meanings as in the 2007 Long Term Incentive Plan (the “Plan”), and the terms of the Plan are hereby incorporated by reference and made a part of this Agreement.
     In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:
          1. Grant of the Restricted Stock Units. Subject to the terms and conditions of the Plan and this Agreement, the Corporation grants to the Recipient «units» Restricted Stock Units (hereinafter called the “Units”). In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. The grant of Units made under this Agreement is referred to as the “Units Award”.
          2. Vesting. The Units shall vest and become nonforfeitable on the Grant Date.
          3. Settlement.
          a) As soon as practicable, but no later than thirty (30) days, after the earliest to occur of (i) the date on which Recipient incurs a “separation from service” (as defined in Code Section 409A and the regulations thereunder) for any reason, (ii) Recipient’s death, (iii) Recipient’s Disability, and (iv) a Change in Control, the Corporation will issue to Recipient or Recipient’s legal guardian or representative (if applicable) one share of Common Stock for each Unit. The issuance of shares of Common Stock may be in certificated form or in book entry form, in the Corporation’s sole discretion, in either case without restrictive legend or notation (except to the extent necessary or appropriate under applicable securities laws). The Units shall not be settled in cash.
          b) Recipient may apply to the Committee for an earlier settlement of some or all of the Restricted Stock Units upon the occurrence of an Unforeseeable Emergency. Amounts distributed in the case of an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In making the foregoing determination, the Committee shall consider the extent to which the Recipient’s financial hardship resulting from the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of his or her assets (to the extent such liquidation would not itself cause severe financial hardship). The foregoing determinations shall be made in accordance with any applicable Treasury Regulations or other binding guidance issued by the

Internal Revenue Service. “Unforeseeable Emergency” means that the Recipient experiences a severe financial hardship resulting from one of the following: (a) an illness or accident of the Recipient, his or her spouse or dependent (as defined in Code section 152(a)); (b) loss of the Recipient’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising from events beyond the Recipient’s control. It is intended that an Unforeseeable Emergency qualify as a permissible distribution event for purposes of Code Section 409A, and this Agreement shall be interpreted to effectuate this intent.
          4. Dividend Equivalents; Rights as a Shareholder.
          a) Each Unit awarded under this Agreement shall have a Dividend Equivalent (in accordance with Section 4.6 of the Plan) associated with it with respect to cash dividends on Common Stock that have a record date after the Grant Date and prior to the date on which the Units are settled for shares of Common Stock. Such Dividend Equivalents, if any, shall be paid by crediting the Recipient with additional whole Units as of the date of payment of such cash dividends on Common Stock. The number of additional Units (rounded down to the nearest whole number) to be so credited shall be determined by dividing (i) the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled Units previously credited to the Recipient as of the dividend record date (including those Units received as part of the Units Award and as a result of prior cash dividends) if such shares had been outstanding on the dividend record date, by (ii) the Fair Market Value per share of Common Stock on the dividend payment date. Such Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as provided in Section 3 of this Agreement.
          b) Except as set forth in Section 4(a) above, the Recipient shall have no voting or other rights as a shareholder of the Corporation until certificates are issued or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book entry custodian.
          5. Change in Capitalization. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Article IX of the Plan that occurs prior to settlement, appropriate adjustment shall be made to the Units so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which the Recipient would be entitled if the Recipient had owned, at the time of such change in capital structure, the shares of Common Stock issuable upon settlement of the Units.
          6. Payment of Taxes. The Recipient shall have full responsibility, and the Corporation shall have no responsibility (except as may be imposed by applicable law), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to such Units, including upon the receipt or settlement of the Units. The Recipient should seek his or her own tax counsel regarding the taxation of the Units.
          7. Limitation on Obligations. Except as provided in Section 5 above, the Corporation’s obligation with respect to the Units is limited solely to the delivery to the Recipient of shares of Common Stock upon settlement, and in no way shall the Corporation become obligated to pay cash or other assets in respect of such obligation. In addition, the Corporation shall not be liable to the Recipient for damages relating to any delay in issuing the shares or share certificates or any loss of the certificates.
          8. Transfer of Units Award. Neither this Units Award nor Recipient’s rights under such award are assignable or transferable except by will or the laws of descent and distribution, or with the Committee’s consent in accordance with Section 10.3 of the Plan.
          9. Securities Laws. Upon the settlement of any Units, the Corporation may require the Recipient to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Units shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.
          10. Notices. Any notice or election to be given to the Corporation shall be addressed to the Corporation in care of its Secretary, and any notice to the Recipient shall be addressed to him or her at the address stated in the Corporation’s records.
          11. Governing Law. The laws of the State of Michigan shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

RECIPIENT

«director»

COMPUWARE CORPORATION
By:	/s/ Peter Karmanos, Jr.
	Name:	Peter Karmanos, Jr.
	Title:	Chairman and Chief Executive Officer